Exhibit 10.27

ASSIGNMENT OF TECHNOLOGIES AND PATENT APPLICATIONS

FROM MICHAEL COHEN TO PROTEONOMIX, INC.

This Assignment Agreement (the “Agreement”) is made this 1st day of July, 2009, by and between Michael Cohen, residing at 7 Stanford Court, West Orange, New Jersey 07052 (the “Assignor”); Proteonomix, Inc., a Delaware corporation (“Proteonomix”) with offices at 187 Mill Lane, Mountainside, New Jersey 07092 (together, the “Parties”).

WHEREAS, the Assignor owns all rights, title and interest in and to certain technologies listed from time to time on Appendix A to the Agreement for which patents have been or are intended to be applied for (“Patent Applications”) and

WHEREAS, the Patent Applications include or will include any amendments and all continuations, continuations in part, divisions, reissues, reexaminations or extensions thereof, any corresponding foreign patent applications, and any patents or other equivalent foreign patent rights issued, granted or registered thereon, any and all improvements developed by the Assignor or any entity or person working in concert with or on behalf of the Assignor, whether patentable or not, relating to such patent rights, which Assignor may now have or may hereafter develop, own or control, and all technology, trade secrets and know-how related to such patent rights (the “Patent Rights”).

WHEREAS, the Assignor desires to assign all his rights, title and interest in and to the Patent Applications, to Proteonomix, and Proteonomix desires to accept such assignment on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises, agreements and mutual covenants set forth herein, and other good and valuable consideration as set forth herein, the Parties agree as follows:

1.

Effective Date of Assignment. The Assignor hereby irrevocably transfers all of his rights, title and interest in and to the Patent Applications to Proteonomix, as of the dates on which the Patent Applications are entered on Schedule A.

2.

Consideration for the Assignment. Consideration for the assignment of each Patent Right to Proteonomix is made pursuant to the Employment Agreement between the Assignor and Proteonomix.

3.

Warranties of the Assignor. The Assignor hereby represents and warrants to Proteonomix that as of the date of the assignment to Proteonomix of each Patent Right: (a) the Assignor is the sole owner of the Patent Rights; (b) the Assignor has not granted, and will not grant, any licenses or assignments of the Patent Rights to any other person or entity; (c) the Assignor has the right and power to enter into this Agreement and to assign the Patent Applications as provided herein; and (d) the Assignor is not aware of any person or entity infringing on the Patent Rights or that the Patent Rights infringe upon any other patent. In the event that the Assignor should learn, after execution hereof, that any person or entity may be infringing upon the Patent Applications, the Assignor will immediately notify Proteonomix of such possible infringement.

4.

Warranties of Proteonomix. Proteonomix hereby acknowledges that the Assignor makes no representations as to (a) the operability or fitness for any use of the products covered by the Patent Applications or the patentability, and/or the breadth of the Patent Rights; (b) the safety and/or efficacy of the technologies covered by the Patent Rights; (c) the ability to obtain regulatory approval of the Patent Rights; (d) whether there are any patents now held, or which will be held, by others that infringe upon the Patent Rights; (e) whether the Patent Rights and or any products to be produced thereunder will infringe on any other patents now held or that maybe held by others; and (f) that Proteonomix has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the necessary due diligence on the Patent Applications and the Patent Rights, and hereby accept all risks inherent thereto.

5.

Patent Prosecution, Maintenance and Infringement.

a)

Patent Prosecution. Proteonomix shall pay for (i) all costs associated with prosecuting the Patent Applications from and after the date of this Agreement, to the extent such costs are reasonable and necessary to obtain such Patent Rights, and the Assignor shall cooperate to the fullest extent necessary if such prosecution is undertaken; (ii) all costs and expenses incurred in maintaining the Patent rights; and (iii) the costs of filing, prosecuting and maintaining foreign counterpart applications to the pending Patent Applications.

b)

Patent Attorneys. Preparation and maintenance of the Patent Rights shall be undertaken by Proteonomix at its costs and shall be performed by qualified and experienced patent attorneys mutually agreed upon by Proteonomix and the Assignor. Due diligence and care shall be used in preparing, filing, prosecuting and maintaining such applications on patentable subject matter. The Assignor and Proteonomix shall have the right to review and approve any and all patent related documents.

c)

Improvements. Proteonomix shall pay all future costs of preparing, filing, prosecuting and maintaining the Patent Rights, as well as all patentable improvements made by Proteonomix in connection with the Patent Rights, and shall own outright any such improvements.

d)

Infringement. Proteonomix, at its expense, shall enforce the Patent Rights against infringement by third parties. Proteonomix shall retain recovery, if any, from such enforcement. In any infringement suit or dispute, the Parties shall cooperate fully with each other. At the request and expense of the Party bringing suit, the other Party will permit access to all relevant personnel, records, papers, information, samples, specimens, and other materials.

6.  Indemnification.

a)

Proteonomix shall indemnify, hold harmless and defend the Assignor from and against any and all allegations, claims, demands or causes of action whatsoever, including without limitation those arising on account of any injury, death or illness of persons, damage to property or improper business practices (the “Actions”) caused by, arising out of, or resulting from the exercise of the rights assigned to Proteonomix hereunder, unless and except to the extent that any Action is caused by a breach of any representation or warranty made herein by the Assignor.

b)

The Assignor shall indemnify, hold harmless and defend Proteonomix, its officers, directors, employees and agents from and against any and all Actions caused by, arising out of, or resulting from a breach of any representation or warranty herein made by the Assignor.

c)

In no event shall any Party be liable for any indirect, special, consequential or punitive damages (including, without limitation, damages for loss of profits or other economic loss, or for injury to persons or to property) arising out of or in connection with this Agreement of the subject matter hereof.

7.

Marking of Patent Rights. Proteonomix shall affix ‘patent pending’ and patent notices to all products produced from the technologies underlying the Patent Rights prior to any sale, in accordance with applicable patent laws. Each and every product produced pursuant to the Patent Applications or the Patent rights shall have either the words “PATENT PENDING” or the “Patent Number followed by the patent application number or patent number conspicuously marked on each product offered for sale pursuant to the Patent Rights.

8.

Rights Upon Granting of Patent(s). The Assignor hereby acknowledges that upon the granting of any pending patent applications, all rights, title and interest to such granted patent shall belong to Proteonomix, subject to any permissible assignment by Proteonomix.

9.

Permissable Assignment By Proteonomix. Proteonomix may assign this Agreement to a subsidiary thereof upon assumption of all of the terms hereof.

10.

Insurance.  Beginning at the time when any Licensed Product is being produced, distributed or sold (including for the purpose of obtaining regulatory approvals) by Proteonomix, and continuing for the term of this Agreement, and for not less than two (2) years thereafter, Proteonomix shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate. Proteonomix shall use reasonable efforts to have the Assignor, named as an additional insured. The minimum amounts of insurance coverage required shall not be construed to create a limit of Proteonomix liability with respect to its indemnification under this Agreement. Proteonomix shall provide the Assignor with written evidence of such insurance upon the Assignor's request, and shall provide the Assignor with written notice prior to the cancellation, non-renewal or material change in such insurance.

11.

Term and Termination

A.

Term. The term of this Agreement shall commence on the date of this Agreement and shall continue indefinitely unless terminated pursuant to subparagraph B below in this paragraph 11.

B.

Termination by the Assignor. The Assignor may, at his option, terminate this Agreement, upon written notice to Proteonomix if Proteonomix becomes bankrupt or insolvent, files a petition of bankruptcy, or a petition or answer seeking reorganization, readjustment, liquidation or rearrangement of its business or affairs under any law or governmental regulation relating to bankruptcy or insolvency, and/or if Proteonomix’ business is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Proteonomix or otherwise or Proteonomix fails to purchase or maintain insurance in the amount as set forth in Paragraph 10 above; and all Patent Rights will revert to the Assignor.

8.

Miscellaneous

a.

Confidential Information. Confidential information, whether in oral or written form, provided to one Party by the other (i) be received in strict confidence, (ii) be used only for the purposes of this Agreement, and (iii) not be disclosed by the recipient party, its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish competent written proof that such information: (a) was in the public domain at the time of disclosure; (b) later became part of the public domain through no act or omission of the recipient party, it’s employees, agents, successors or assigns; (c) was lawfully disclosed to the recipient by a third party having the right to disclose it; or (d) is required by law or regulation to be disclosed. Each Party’s obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other Party’s confidential information as it uses to protect its own confidential information. This obligation shall exist while this Agreement is in force and for a period of two years thereafter.

b.

Entire Agreement/Amendment. This Agreement constitutes the complete agreement of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, written or oral agreements, understandings or negotiations concerning the subject matter hereof. This Agreement, including this provision, may not be amended, altered or supplemented without a written instrument signed by duly authorized representatives of both parties.

c.

Governing Law This Agreement shall be governed in accordance with the substantive laws of the State of New York, without regard to its conflicts of laws provisions.

d.

Compliance with Law. The Parties shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

e.

Severability. If any part, term or provision of this Agreement shall be held to be invalid, illegal or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire agreement, but rather the entire agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be construed and enforced accordingly.

f.

Waiver. Failure of any Party to enforce a right under this Agreement will not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

g.

Notices. Any notice given by one Party to another pursuant to this Agreement shall be deemed to be given if personally served, mailed with a delivery conformation by US Postal Service or by a recognized overnight carrier upon delivery at the address provided in the preamble to this Agreement as such address may be changed by a Party in writing to the other Party.

h.

Headings. Headings are included herein for convenience only and shall not be used to construe this Agreement.

i.

Multiple Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one single Agreement between the Parties.

j.

Corporate Authority. Proteonomix hereby acknowledges that it has the corporate authority to enter into this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PROTEONOMIX, INC.

By: /s/ Joel Pensley

      Joel Pensley,

     Secretary

/s/ Michael Cohen

Michael Cohen

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